Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Marcus & Millichap Real Estate Investment Services, Inc.	California
Marcus & Millichap REIS of Atlanta, Inc.	Georgia
Marcus & Millichap REIS of Chicago, Inc.	California
Marcus & Millichap REIS of Florida, Inc.	California
Marcus & Millichap REIS of Nevada, Inc.	California
Marcus & Millichap REIS of North Carolina, Inc.	California
Marcus & Millichap REIS of Seattle, Inc.	California
Marcus & Millichap REIS Canada, Inc.	New Brunswick, Canada
Marcus & Millichap Capital Corporation	California
Marcus & Millichap Capital Corporation Canada, Inc.	New Brunswick, Canada
Marcus & Millichap Chicago Multifamily Brokers, LLC	Illinois
Mission Capital Advisors, LLC	Florida
Mission Capital Personnel Services, LLC	Florida
Mission Capital Real Estate, Inc.	California
Mission Global, LLC	Florida
MMI Servicing, Inc.	Delaware
Services D’Investissement Immobilier Marcus & Millichap Québec Inc. / Marcus & Millichap Real Estate Investment Services Québec Inc. (formerly McGill Commercial Inc.)	Quebec, Canada